As filed with the Securities and Exchange Commission on October 4, 2004

Registration No. 333-109270

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0204667
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

7 Jianguomen Nei Avenue

Bright China Chang An Building

Tower 2, Room 1519

Beijing 100005

People’s Republic of China

(011) 8610-6510-2160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

212-590-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Timothy B. Bancroft, Esq.

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, Massachusetts 02110

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this post-effective amendment.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

THIS POST-EFFECTIVE AMENDMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933, AS AMENDED, ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(C), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED October 4, 2004

SOHU.COM, INC.

$90,000,000 PRINCIPAL AMOUNT

ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2023

AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced in our periodic filings, incorporated into this prospectus by reference, in determining whether to purchase the Sohu.com Inc. Zero Coupon Convertible Senior Notes or the common stock.

This prospectus covers resales from time to time by selling security holders of our Zero Coupon Convertible Senior Notes due July 14, 2023 held by certain selling security holders and 2,010,722 shares of our common stock issuable upon conversion of the notes held by certain security holders, plus such additional indeterminate number of shares as may become issuable upon conversion of the notes by reason of adjustment of the conversion price. The notes and the common stock may be sold from time to time by or on behalf of the selling security holders named in this prospectus or in supplements to this prospectus.

The notes do not pay any interest, have a zero yield to maturity, and are convertible into Sohu’s common stock at a conversion price of $44.76 per share, subject to adjustment. Each $1,000 principal amount of the notes is initially convertible into 22.3414 shares of Sohu’s common stock. Each holder of the notes will have the right, at the holder’s option, to require Sohu to repurchase all or any portion of the principal amount of the holder’s notes on July 14 in 2007, 2013 and 2018 at a price equal to 100% of the outstanding principal amount. Sohu may also redeem all or a portion of the notes for cash at any time on or after July 14, 2008 at 100% of the principal amount of the notes if the closing price of its common stock for each of the 30 consecutive trading days prior to such time was at least 130% of the conversion price or at such time at least 90% of the initial aggregate principal amount of the notes have been converted, repurchased or redeemed. In addition, upon a change of control event, each holder of the notes may require Sohu to repurchase some or all of its notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

The selling security holders are offering these notes and shares of common stock. The selling security holders may sell all or a portion of the notes from time to time in market transactions, in negotiated transactions or otherwise, and at prices and at terms which will be determined by the then prevailing market price for the notes or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling security holders may also sell all or a portion of the shares of common stock from time to time on the Nasdaq National Market, in negotiated transactions or otherwise, and at prices and at terms which will be determined by the then prevailing market price for the shares or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling security holders will receive all proceeds from the sale of the notes or the sale of the shares of our common stock being registered in this registration statement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 31. We will not receive any portion of the proceeds from the sale of these notes or shares of common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “SOHU.” On September 24, 2004, the last reported sales price for our common stock was $16.55 per share. The notes are not listed on any national securities exchange or on Nasdaq.

Our Web site is located at www.sohu.com. In order to link to the portion of the Web site written in English, click on the “About Sohu” icon near the bottom of the home page.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 4, 2004.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus constitutes an offer to sell or a solicitation to buy shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of common stock.

SUMMARY

SOHU.COM INC.

As used in this report, references to “us,” “we,” “our,” “our company,” “Sohu” and”Sohu.com” are to Sohu.com Inc., and, except where the context requires otherwise, our subsidiaries ChinaRen Inc. (or ChinaRen), Sohu.com (Hong Kong) Limited (or Sohu Hong Kong), Sohu.com Limited, Kylie Enterprises Limited, All Honest International Limited, Sohu ITC Information Technology (Beijing) Co., Ltd. (or Beijing ITC), Beijing Sohu New Era Information Technology Co., Ltd. (or Sohu Era), and Beijing Sohu Interactive Software Co., Ltd. (or Sohu Software), and our VIEs Beijing Sohu Online Network Information Services, Ltd. (or Beijing Sohu), Beijing Century High Tech Investment Co., Ltd. (or High Century), Beijing Hengda Yitong Internet Technology Development Co., Ltd. (or Hengda), Beijing Sohu Internet Information Service Co., Ltd. (or Sohu Internet), and Beijing Goodfeel Information Technology Co., Ltd. (or Goodfeel) and these references should be interpreted accordingly. Unless otherwise specified, references to “China” or “PRC” refer to the People’s Republic of China and do not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan.

We are a leading provider of comprehensive online products and services to consumers and businesses in China, through our comprehensive matrixes of web properties, consisting of the mass portal and leading online media destination www.sohu.com; the online alumni club www.chinaren.com; the games portal www.17173.com; one of the top real estate websites www.focus.cn; and wireless services provider www.goodfeel.com.cn. We offer our user community very broad choices regarding information, entertainment, communication, wireless and e-commerce. We derive revenues principally from advertising, wireless and e-commerce services.

We were incorporated in August 1996 as Internet Technologies China Incorporated, and launched our original Web site, itc.com.cn, in January 1997. During 1997, we developed the Sohu online directory, search engine and related technology infrastructure, and also focused on recruiting personnel, raising capital and aggregating content to attract and retain users. In February 1998 we re-launched our Web site under the domain name sohu.com and in September 1999 we re-named our company Sohu.com Inc. Our business operations are conducted primarily through our indirect wholly owned subsidiaries, Beijing ITC and Sohu Era, and our variable interest entities Sohu Internet and Beijing Sohu.

TERMS OF THE NOTES

Notes offered	$90,000,000 principal amount of Zero Coupon Convertible Senior Notes due 2023.

Maturity date	July 14, 2023.

Principal Amount	The notes have a principal amount at maturity of $1,000.

Interest.	Interest on the notes is zero unless specified defaults under the registration rights agreement occur. See “Description of the Notes—Registration Rights” on page 42.

Ranking

The notes are our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes rank senior to any of our subordinated indebtedness. At June 30, 2004, we had no outstanding senior indebtedness (other than the notes) and we had total liabilities of approximately $122 million. The notes are not guaranteed by any of our subsidiaries and, accordingly, will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of June 30, 2004, our subsidiaries had no outstanding indebtedness, other than trade debt. As of June 30, 2004, the trade debt of our subsidiaries was $494,186.

Conversion.

The notes are convertible at the option of the holders at any time on or prior to maturity into shares of our common stock at a conversion price of $44.76 per share, which is equal to a conversion rate of 22.3414 shares per $1,000 principal amount of notes. The conversion rate is subject to adjustment. See “Description of the Notes—Conversion Rights” on page 33.

Redemption

We may redeem all or a portion of the notes for cash at any time on or after July 14, 2008, at 100% of the principal amount of the notes if (i) the closing price of our common stock as reported on the Nasdaq National Market for each of the 30 consecutive trading days prior to such time was at least 130% of the conversion price or (ii) at such time at least 90% of the initial aggregate principal amount of the notes have been converted, repurchased or redeemed. See “Description of the Notes—Redemption at the Option of the Company.”

Repurchase at option of holder

Unless the notes have been previously redeemed, repurchased and cancelled, or converted, each holder shall have the right, at such holder’s option, to require us to repurchase all (or any portion of the principal amount thereof which is $1,000 or any integral multiple thereof) of such holder’s notes, on July 14 in 2007, 2013 and 2018 at a price equal to 100% of the outstanding principal amount thereof. See “Description of the Notes—Repurchase at the Option of the Holder.”

Sinking fund	None.

Change of control.

Upon a change of control event (which term is defined on page 35 under the heading “Description of the Notes—Repurchase at the Option of the Holder Upon Change of Control”), each holder of the notes may require us to repurchase some or all of its notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. The repurchase price is payable:

•	in cash; or

•	at our option, subject to the satisfaction of certain conditions, in shares of our common stock. Those conditions include (i) registration and/or qualification of the shares under federal and state securities laws, to the extent applicable, (ii) listing of the shares on a national securities exchange or their quotation on Nasdaq, and (iii) receipt, by the trustee of the indenture under which the notes were issued, of an officer’s certificate from Sohu and an opinion from Sohu’s counsel. The number of shares of common stock issuable will equal the repurchase price divided by 95% of the average of the closing sale prices of Sohu’s common stock for the five consecutive trading days ending on and including the third day prior to the repurchase date.

See “Description of the Notes—Repurchase at the Option of the Holder Upon Change of Control.”

Use of proceeds	We will not receive any proceeds from the sale of the Notes or the shares of common stock offered by this prospectus.

DTC eligibility

The notes were issued in book entry form and are represented by permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York. Beneficial interests in the notes are shown on, and transfers will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Form, Denomination and Registration.”

Registration rights

We agreed to file a shelf registration statement of which this prospectus is a part with the SEC covering the resale of the notes and the underlying common stock within 90 days after the closing date of the offering. We also agreed to use our reasonable best efforts to have the shelf registration statement declared effective within 180 days of the date of closing and to use our reasonable best efforts to keep the shelf registration statement effective, subject to specified black-out periods, until either of the following has occurred:

•	all securities covered by the registration statement have been sold; or

•	the holders of the notes and the shares of our common stock issuable upon conversion of the notes that are not affiliates of Sohu are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise.

We will be required to pay holders liquidated damages if we fail to comply with our obligations to register the resale of the notes or the common stock issuable upon conversion of the notes within specified time periods. See “Description of Notes—Registration Rights.”

Trading

The notes are not currently listed and we do not intend to list the notes on any national securities exchange. Our common stock is traded on the Nasdaq Stock Market’s National Market under the symbol “SOHU”.

Absence of a public market	The notes are new securities for which there is currently no public market. An active or liquid market may not develop for the notes. See “Plan of Distribution.”

FORWARD-LOOKING STATEMENTS

Some statements in this prospectus and in the documents incorporated by reference herein may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “expect,” “anticipate,” “intend,” “believe,” “project,” or similar language. All forward-looking statements included in this prospectus and any documents incorporated by reference are based on information available to us on the date hereof or as of the dates of the documents incorporated by reference, and we assume no obligation to update any such forward-looking statements. Our business and financial performance are subject to substantial risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. In evaluating our business and the advisability of making an investment in the notes or the shares of common stock issuable upon conversion of the notes, prospective investors should carefully consider the information set forth above under the caption “Risk Factors”. We caution prospective investors in the notes and the shares of common stock issuable upon conversion of the notes not to place undue reliance on these forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Six Months Ended June 30,	Year Ended December 31,
2004	2003	2002	2001	2000	1999	1998
26.75	40.15	—	—	—	—	—

The ratio of earnings to fixed charges is computed by dividing (i) pre-tax income before minority interests or income or loss from equity investments, plus fixed charges by (ii) fixed charges. Fixed charges consist of interest charges, capitalized expenses related to indebtedness and that portion of rental expense that we believe to be representative of an appropriate interest factor. See Exhibit 12.1 for additional information regarding this calculation.

Earnings during each of the five years ended December 31, 2002 were inadequate to cover fixed charges. The coverage deficiency was approximately $681,000, $3,545,000, $19,450,000, $43,820,000 and $1,296,000 for each of the five years ended December 31, 2002, respectively.

USE OF PROCEEDS

The proceeds from the sale of the notes and the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the Notes or the shares of common stock offered by this prospectus.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of the securities covered by this prospectus. The notes and shares of common stock issuable upon conversion of the notes are being offered on behalf of the selling security holders. The notes and shares of common stock issuable upon conversion of the notes may be sold or distributed from time to time by the selling security holders, or by pledgees, donees or transferees of, or other successors in interest to, the selling security holders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the notes or shares of common stock as principals, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. If the notes or shares of common stock are sold through brokers, dealers or underwriters the selling security holder will be responsible for underwriting discounts or commissions or agent’s commissions. Unless otherwise permitted by law, if the notes or shares are to be sold by pledgees, donees or transferees of, or other successors in interest to, the selling security holders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgees, donees, transferees or other successors in interest as selling security holders under this prospectus.

The sale of the notes or shares of common stock may be effected in one or more of the following methods (which may involve block transactions):

•	on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

In addition, any notes or shares of common stock that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In addition, the selling security holders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of the notes or shares of common stock, short and deliver the notes or shares of common stock to close out such short positions, or loan or pledge the notes or shares of common stock to broker-dealers that in turn may sell such securities. The selling security holders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the notes or shares of common stock which may be resold thereafter pursuant to this prospectus if the notes or shares of common stock are delivered by the selling security holders. However, if the notes or shares of common stock are to be delivered by the selling security holder’s successors in interest, unless permitted by law, we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the successors in interest as selling security holders under this prospectus. Each selling security holder may not satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement.

Brokers, dealers, underwriters or agents participating in the distribution of the notes or shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders and/or purchasers of the notes or shares of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The selling security holders and any broker-dealers who act in connection with the sale of notes or shares of common stock hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling security holder can presently estimate the amount of such compensation.

Two of the selling security holders, SG Cowen Securities Corp. and Deutsche Bank Securities Inc., have informed Sohu that they are registered broker-dealers and that they acquired the notes for investment purposes. SG Cowen Securities Corp. and Deutsche Bank Securities Inc. are underwriters in connection with the sale of the notes and the underlying shares of common stock. The factual information provided in this paragraph is based on the representations made to us by the selling security holders.

Four of the selling security holders, Canyon Capital Arbitrage Master Fund, Ltd., Canyon Value Realization Fund, L.P., Canyon Value Realization MAC 18, Ltd., and The Canyon Value Realization Fund (Cayman), Ltd., have informed Sohu that they are affiliates of a registered broker-dealer, Canyon Partners Incorporated. One of the selling security holders, DBAG London, has informed Sohu that it is an affiliate of a registered broker-dealer, Deutsche Bank Securities Inc. These selling security holders have informed Sohu that they acquired the notes and underlying shares of common stock in the ordinary course of business and, at the time of the purchase of the notes, the selling security holders did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities. The factual information provided in this paragraph is based on the representations made to us by the selling security holders.

Each of the selling security holders has acknowledged that it understands its obligation to comply with the provisions of the Exchange Act, and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder, in connection with any offering of securities under the registration statement of which this prospectus is a part.

The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the notes or shares of common stock against certain liabilities, including liabilities arising under the Securities Act, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such notes or shares of common stock, may be deemed to be underwriting discounts and commissions under the Securities Act, if any such broker-dealers purchase notes or shares of common stock as principal.

The notes were issued and sold in July 2003 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act or in offshore transactions pursuant to Regulation S under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify each selling security holder, its affiliates and its controlling persons, and each selling security holder has agreed to indemnify us, our directors, officers and controlling persons, and the other selling security holders, against specified liabilities arising under the Securities Act.

We will use our reasonable best efforts to keep the shelf registration statement effective for the period set forth below under “Description of the Notes—Registration Rights.” No sales may be made pursuant to this prospectus after such period unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness.

We have agreed, among other things, to bear all fees and expenses, other than selling expenses, commissions and discounts, and expenses of counsel to the selling security holders, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

We plan to file a post-effective amendment to the registration statement of which this prospectus is a part to identify any selling security holders not named in the registration statement at the time it is declared effective by the SEC. As permitted by the rules and regulations of the SEC, pledgees, donees, or transferees of, or other successors in interest to, the selling security holders who are named in the registration statement when it is declared effective by the SEC may be added to the selling security holder table by means of a prospectus supplement.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture between Sohu.com Inc., as issuer, and The Bank of New York, as trustee. The notes and the shares issuable upon conversion of the notes are covered by a registration rights agreement.

The following description of provisions of the notes is not complete and is subject to, and qualified in its entirety by reference to, the notes, the indenture and the registration rights agreement. Please see “Where You Can Find More Information” for information on how to obtain a copy of the indenture and the registration rights agreement.

General

The notes are our general unsecured and unsubordinated obligations and are convertible into our class common stock as described under “—Conversion Rights” below. The notes are limited to $90,000,000 aggregate principal amount and will mature on July 14, 2023, unless earlier repurchased by us at the option of the holder on July 14th in 2007, 2013 and 2018 or upon the occurrence of a Change of Control (as defined below). We may redeem all or a portion of the notes for cash at any time on or after July 14, 2008, at 100% of the principal amount of the notes if (i) the closing price of our common stock as reported on the Nasdaq National Market for each of the 30 consecutive trading days prior to such time was at least 130% of the conversion price or (ii) at such time at least 90% of the initial aggregate principal amount of the notes have been converted, repurchased or redeemed. See “—Redemption at the Option of the Company.”

We will not pay interest on the notes unless specified defaults under the registration rights agreement occur.

Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See “Form, Denomination and Registration” below.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a Change of Control of Sohu except to the extent described under “Repurchase at the Option of the Holders Upon Change of Control” below.

Conversion Rights

The holders of notes may, at any time prior to the earlier of the redemption or repurchase of the notes and close of business on the final maturity date of the notes, convert any outstanding notes (or portions thereof) into our common stock, initially at a conversion price of $44.76 per share of common stock, which is equal to a conversion rate of 22.3414 shares of common stock per $1,000 principal amount of notes. The conversion rate is subject to adjustment upon the occurrence of certain events described below. Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of the common stock on the last trading day before the date of the conversion.

A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If any note is converted prior to the expiration of the holding period applicable for sales thereof under Rule 144(k) under the Securities Act (or any successive provision), the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless the applicable restrictions on transfer have been satisfied.

The initial conversion rate will be adjusted for certain events, including:

•	the issuance of our common stock as a dividend or distribution on our common stock;

•	certain subdivisions and combinations of our common stock;

•	the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) which rights or warrants are exercisable for not more than 60 days, at less than (or having a conversion price per share less than) the current market price of our common stock on the business day immediately preceding the time of announcement of such issuance;

•	the dividend or other distribution to all holders of our common stock or shares of our capital stock (other than common stock) of evidences of indebtedness or assets (including securities, but excluding (A) those rights and warrants referred to above, (B) the issuance of our common stock as a dividend or distribution on our common stock referred to above, or (C) dividends or distributions paid exclusively in cash);

•	dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

•	the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that such purchase involves an aggregate consideration that, together with any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within 12 months preceding such tender offer for which no adjustment has been made, exceeds 10 percent of our market capitalization on the expiration of such tender offer.

These adjustments to the conversion rate of the notes are intended to provide, in effect, that the notes, upon conversion, will receive the economic benefits accruing to the outstanding shares of our common stock from the triggering events as if the notes had been converted into shares of common stock immediately prior to the triggering event.

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, note holders will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions and no adjustments to the conversion price will be made, except in limited circumstances.

In the case of:

•	any reclassification or change of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. Federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See “Certain United States Federal Income Tax Considerations.”

We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days if our board of directors has made a determination that this decrease would be in our best interests. Any such determination by our board will be conclusive. In that case we will give at least 15 days’ notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distributions of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Ranking

The notes are senior unsecured general obligations of Sohu and will rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated indebtedness. The notes will rank senior to any of our subordinated indebtedness.

Because the creditors of our subsidiaries generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our notes will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, the right of note holders to participate in any distribution of our subsidiaries’ assets is necessarily subject to the claims of the subsidiaries’ creditors. As of June 30, 2004, our subsidiaries had no outstanding indebtedness, other than trade debt. As of June 30, 2004, the trade debt of our subsidiaries was $494,186.

Repurchase at the Option of the Holder Upon Change of Control

If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all of that holder’s notes, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 30 days after the date we give notice at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

Instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock if we so elect in the notice referred to below. The number of shares of common stock that a holder will receive will equal the repurchase price divided by 95% of the average of the closing sale prices of the applicable common stock for the five consecutive trading days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

Within 30 days after the occurrence of a Change of Control, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the Change of Control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of notes must deliver prior to or on the repurchase date irrevocable written notice to the trustee of the holder’s exercise of its repurchase right, together with the note with respect to which the right is being exercised. A “Change of Control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of the total outstanding voting stock of:

(i)	Sohu;

(ii)	Beijing Sohu; or

(iii)	any subsidiary of Sohu (each, a “significant subsidiary”) which meets any of the following three conditions:

(a)	Sohu’s and its other subsidiaries’ investments in and advances to such subsidiary exceed 50% of the total assets of Sohu and its other subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(b)	Sohu’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such subsidiary exceeds 50% of the total assets of Sohu and Sohu’s other subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(c)	Sohu’s and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effects of a change in accounting principle of such subsidiary exceeds 50% of such income of Sohu and Sohu’s other subsidiaries consolidated for the most recently completed fiscal year;

other than an acquisition by Sohu, any of our subsidiaries or any of our employee benefit plans;

•	Sohu, Beijing Sohu or any significant subsidiary, as applicable, consolidates with or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into Sohu, Beijing Sohu or any significant subsidiary, as applicable, other than:

•	Any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the capital stock of Sohu, Beijing Sohu or any significant subsidiary, as applicable, and (B) pursuant to which holders of such capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of such capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

•	any merger solely for the purpose of changing the jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of Sohu, Beijing Sohu or any significant subsidiary, as applicable, (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office; or

•	the stockholders of Sohu, Beijing Sohu or any significant subsidiary, as applicable, pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

The definition of Change of Control includes a phrase relating to the lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Sohu, Beijing Sohu or any significant subsidiary. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a lease, transfer, conveyance or other disposition of less than all of such assets may be uncertain.

Our right to pay the repurchase price in common stock is subject to our satisfying the following conditions:

•	the registration of the common stock under the Securities Act and the Exchange Act, if required;

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration;

•	the listing of the shares on a United States national securities exchange or the quotation of the shares on an inter-dealer quotation system of any registered United States national securities association;

•	the receipt of an officers’ certificate by the trustee of the indenture under which the notes were issued; and

•	the receipt by the trustee of an opinion of our counsel.

If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the notes to the holder entirely in cash. We may not change the form of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

We will comply with the provisions of any tender offer rules under the Securities Exchange Act of 1934 that may then be applicable, and will file any schedule required under the Securities Exchange Act of 1934 in connection with any offer by us to purchase notes at the option of the holders of notes upon a Change of Control. In some circumstances, the Change of Control purchase feature of the notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is the result of negotiations between us and the initial purchaser of the notes.

We may, to the extent permitted by applicable law, purchase the notes at any time in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase notes upon the occurrence of a Change of Control is subject to important limitations. The occurrence of a Change of Control could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a Change of Control would result in an event of default under the indenture. Any such default may, in turn, cause a default under indebtedness that we may incur in the future.

Repurchase at the Option of the Holder

Each holder shall have the right at such holder’s option, to require us to repurchase all (or any portion of the principal amount thereof which is $1,000 or any integral multiple thereof) of such holder’s notes, on July 14th in 2007, 2013 and 2018 at a price equal to 100% of the outstanding principal amount thereof in cash in accordance with the provisions of the indenture.

Redemption at the Option of the Company

We may redeem all or a portion of the notes for cash at any time on or after July 14, 2008, at 100% of the principal amount of the notes if (i) the closing price of our common stock as reported on the Nasdaq National

Market for each of the 30 consecutive trading days prior to such time was at least 130% of the conversion price or (ii) at such time at least 90% of the initial aggregate principal amount of the notes have been converted, repurchased or redeemed.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)	our failure to pay when due the principal of or premium, if any, on any of the notes at maturity or exercise of redemption right or a repurchase right or otherwise;

(2)	our failure to pay an installment of liquidated damages on any of the notes for 30 days after the date when due;

(3)	failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a note, and that default continues for 10 days;

(4)	failure by us to give the notice regarding a Change of Control within 30 days of the occurrence of the Change of Control;

(5)	our failure to perform or observe any other covenant, agreement or condition contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(6)	in the event of either (a) our failure or the failure of any of our significant subsidiaries to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate principal amount in excess of $15 million, or (b) the acceleration of indebtedness for borrowed money of the company or any of our significant subsidiaries in an aggregate amount in excess of $15 million because of a default with respect to such indebtedness, without such indebtedness referred to in either (a) or (b) above having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding; and

(7)	certain events of our bankruptcy, insolvency or reorganization.

The term “significant subsidiary” means a subsidiary, including its subsidiaries, that meets any of the following conditions:

•	our and our other subsidiaries’ investments in and advances to the subsidiary exceed 50% of the our total consolidated assets as of the end of the most recently completed fiscal year;

•	our and our other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 50% of our total consolidated assets as of the end of the most recently completed fiscal year; or

•	our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 50% of such income of Sohu and its subsidiaries consolidated for the most recently completed fiscal year.

The indenture provides that the trustee shall, within 90 days of the occurrence of a default or, if later, within 15 days after it is known to the trustee, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any repurchase obligation.

If an event of default specified in clause (7) above occurs and it continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (7) above (the default not having been cured or waived as provided under “Modifications and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture. However, if an event of default is cured prior to such declaration by the trustee or holders of the notes as discussed above, the trustee and the holders of the notes will not be able to make such declaration as a result of the cured event of default.

Overdue payments of liquidated damages and premium, if any, and principal shall accrue interest at 1.00%.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger or Assumption

We may consolidate with, merge into or transfer all or substantially all of our assets to another corporation only if such corporation is organized under the laws of the United States or any of its political subdivisions, the Cayman Islands, Bermuda, the British Virgin Islands, Hong Kong or the PRC and only if:

•	the surviving corporation assumes all our obligations under the indenture and the notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	certain other conditions are met.

Modifications and Waiver

The indenture (including the terms and conditions of the notes) may be modified, amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease of all or substantially all of our assets;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interest of the holders of the notes in any material respects;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the notes in any material respect; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and past default by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding. However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each note so affected:

•	change the maturity of the principal of or any installment of interest on that note (including any payment of liquidated damages);

•	reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

•	change the currency of payment of such note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a Change of Control or the conversion rights of holders of the notes; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past defaults.

Form, Denomination and Registration

The notes have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes: Book-Entry Form.    Except as provided below, the notes are evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co. as DTC’s nominee. The global notes and any notes issued in exchange therefore are subject to certain restrictions on transfer set forth in the global notes and in the indenture and bear a restrictive legend. Record ownership of the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A qualified institutional buyer as defined in Rule 144A under the Securities Act, or a QIB, may hold its interests in a global note directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. QIBs may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided in the indenture, owners of beneficial interests in the global notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global notes to such persons may be limited. We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global notes to owners of beneficial interests in the global notes. It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name”.

If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate. Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust company and clearing corporations and may include certain other organizations such as Merrill Lynch. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If (a) DTC is at any time unwilling or unable to continue as depositary or has ceased to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or (b) an event of default has occurred and is continuing and the outstanding notes have become due and payable and the trustee requests that physical notes be issued, we will cause notes to be issued in definitive form in exchange for the global notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated notes may be issued in exchange for beneficial interests in notes represented by the global notes only in the limited circumstances set forth in the indenture.

Restrictions on Transfer; Legends.    The notes will be subject to certain transfer restrictions and certificates evidencing the notes will bear a restrictive legend to such effect.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee

The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The Bank of New York is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

We agreed, at our expense, to file with the SEC not later than the date that is 90 days after the earliest date of original issuance of any of the notes, subject to certain conditions set forth below, a shelf registration statement on Form S-3 covering resales by holders of the notes and the common stock issuable upon conversion of the notes. Under the terms of the registration rights agreement, we have agreed to use our reasonable best efforts to:

•	cause the registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

•	keep the registration statement effective until such date that all securities covered by the registration statement have been sold or the holders of the notes and the common stock issuable upon conversion of the notes that are not our affiliates are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise.

We also have agreed to provide to each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws. Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder’s use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a reasonable period not to exceed 45 days in any three-month period, and not to exceed an aggregate of 120 days in any 12-month period. Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances relating to probable acquisitions, financings, recapitalizations, business combinations or other similar transactions. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension.

If,

•	on the 90th day following the earliest date of original issuance of any of the notes, the shelf registration statement has not been filed with the SEC; or

•	on the 180th day following the earliest date of original issuance of any of the notes, the shelf registration statement has not been declared effective; or

•	in case any holder notified us of a proposed sale by it pursuant to the shelf registration statement, any post-effective amendment to the shelf registration statement required to name the holder as a selling security holder in the shelf registration statement is not filed within 10 business days or declared effective within 45 days after the filing of the post-effective amendment; or

•	the period during which the registration statement or prospectus is suspended exceeds the maximum period applicable to such suspension.

(each, a “registration default”), liquidated damages will accrue on the affected notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured.

Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first April 15 or October 15 to occur following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of the notes or, in the case of underlying shares, 0.25% of the conversion price to and including the 90th day following such registration default; and

•	0.50% of the principal amount of the notes or, in the case of underlying shares, 0.50% of the conversion price from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

The specific provisions relating to the registration described above are contained in the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws.

Our authorized capital stock consists of 75,400,000 shares of common stock and 1,000,000 shares of preferred stock.

Common Stock

As of August 31, 2004, there were 36,422,557 shares of our common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to designate the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of any such series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

Registration Rights of Certain Holders

Certain of our stockholders have registration rights. Under the agreements between us and the holders of registration rights we are required to maintain the effectiveness of certain registration statements covering their shares.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws discourage certain types of transactions involving an actual or potential change in control of our company which might be beneficial to our company or its stockholders. Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our bylaws allow special meetings of stockholders to be called only by our chairman of the board, our president or a majority vote of our Board of Directors and impose advance notice requirements and procedures for the submission by stockholders of nominations for the Board of Directors and stockholder proposals.

Our board of directors is divided into two classes of directors serving staggered two-year terms. As a result, approximately one-half of the board of directors is elected each year. With respect to each class, a director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. In addition, our board of directors may be removed only for cause. These provisions, when coupled with provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Stockholder Rights Plan

On July 19, 2001, our board of directors declared a dividend distribution of one preferred stock purchase right for each share of our common stock outstanding as of July 23, 2001 and authorized the issuance of one right for each share of our common stock issued thereafter until the “distribution date” (as defined below). Each right entitles the registered holder to purchase from Sohu for a purchase price of $100 one one-thousandth of a share of a designated series of our preferred stock, upon the terms and subject to the conditions set forth in the shareholders’ rights agreement between Sohu and The Bank of New York. From July 23, 2001 and until the distribution date, the rights will be evidenced by the certificates representing outstanding shares of our common stock and not by separate certificates.

The rights will separate from our common stock upon the earlier to occur of (i) the tenth calendar day after the first public announcement that a person or group of affiliated persons has become an “acquiring person” (as defined below) (the date of such an announcement being the “stock acquisition date”) or (ii) the tenth business day (or such later date as our board of directors shall determine) following the announcement of a tender offer or exchange offer that, upon consummation, would result in a person or a group becoming the beneficial owner of 20% or more of the outstanding shares of our common stock (such date being the “tender offer date,” and the earlier date of the stock acquisition date and the tender offer date being the “distribution date”). Subject to certain exceptions, an “acquiring person” means a person or group of affiliated or associated persons that has acquired 20% or more of the outstanding shares of our common stock. In the event that a person becomes an acquiring person (except pursuant to an offer for all outstanding shares of our voting securities that at least a majority of our independent directors determines to be fair to and otherwise in the best interests of Sohu and its stockholders), each holder of a right will thereafter have the right to receive, upon exercise, the designated series of our preferred stock (or, in certain circumstances, cash, property, or other securities of Sohu) having a value equal to two times the exercise price of the right. However, if a person becomes an acquiring person, all rights that are, or were, beneficially owned by the person will be null and void.

In the event that, at any time following the stock acquisition date, (i) Sohu engages in a merger or other business combination transaction in which Sohu is not the surviving corporation (other than with an entity which acquired the shares pursuant to an offer for all outstanding shares of our voting securities that at least a majority of our independent directors determined to be fair to and otherwise in the best interests of Sohu and its stockholders), (ii) Sohu engages in a merger or other business combination transaction in which Sohu is the surviving corporation and our common stock is changed or exchanged, or (iii) 50% or more of Sohu’s assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

At any time until the earlier of (i) ten calendar days following the stock acquisition date or (ii) the close of business on July 25, 2011, Sohu may redeem the rights in whole, but not in part, at a price of $.001 per right (payable in cash, common stock, or other consideration deemed appropriate as determined by our board of directors). Immediately upon action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.001 redemption price. At any time after a person becomes an acquiring person and prior to the acquisition by that person of fifty percent (50%) or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by the acquiring person which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of the designated series of our preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right. Until a right is exercised, the holder of the right will have no rights as a stockholder of Sohu.

Any of the provisions of the rights agreement may be amended by our board of directors prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board of directors only in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or an affiliate or associate of any acquiring person), or to shorten or lengthen any time period under the rights agreement. However, no time period under the rights agreement may be lengthened from and after the distribution date unless the lengthening is for the purpose of protecting, enhancing or clarifying the rights of and benefits to, the holders of rights (other than an acquiring person or an affiliate or associate of any acquiring person).

This description is not complete and is qualified, in its entirety, by reference to the rights agreement, a copy of which was filed as an exhibit to a Registration Statement on Form 8-A we filed with the SEC on July 30, 2001. See “Where You Can Find More Information” to find out how you can obtain a copy of this registration statement.

SELLING SECURITY HOLDERS

The notes were originally issued to and resold by Merrill Lynch, Pierce, Fenner & Smith Incorporated in transactions exempt from the registration requirements of the Securities Act only to persons inside the United States reasonably believed by them to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on the exemption from registration provided by Rule 144A, and to non-U.S. persons outside the United States in offshore transactions, in reliance on the exemption from registration provided by Regulation S under the Securities Act. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible. When we refer to the “selling security holders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees, donees or successors.

The table below sets forth the name of each selling security holder, the principal amount of notes at maturity that each selling security holder may offer pursuant to this prospectus and the number of shares of common stock into which the notes are convertible. Unless set forth below, none of the selling security holders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

We have prepared the following tables based on information given to us by the selling security holders on or before September 27, 2004. The selling security holders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below; as a result, no estimate can be given as to the amount of notes or common stock that will be held by the selling security holders upon consummation of any sales.

Information about the selling security holders may change over time. Any changed information given to us by the selling security holders will be set forth in prospectus supplements if and when necessary.

Name of Selling Security Holder	Principal Amount at Maturity of Notes Owned and Offered	Percentage of Outstanding Notes	Common Stock Issuable Upon Conversion of the Notes that May Be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)
Calamos Market Neutral Fund—Calamos Investment Trust	$3,500,000	3.89%	78,195	*
Baptist Health of South Florida	$360,000	*	8,042	*
Wyoming State Treasurer	$555,000	*	12,399	*
San Diego City Retirement	$510,000	*	11,394	*
Arkansas Teacher Retirement	$2,490,000	2.77%	55,630	*
San Diego County Convertible	$1,090,000	1.21%	24,352	*
Engineers Joint Pension Fund	$230,000	*	5,138	*
Wake Forest University	$330,000	*	7,372	*
Nicholas Applegate Capital Management Convertible Mutual Fund	$435,000	*	9,718	*
Southern Farm Bureau Life Insurance	$700,000	*	15,638	*
Boilermakers Blacksmith Pension Trust	$1,230,000	1.37%	27,479	*
Attorney’s Title Insurance Fund	$100,000	*	2,234	*
SG Cowen Securities Corp.(3)	$5,000,000	5.55%	111,707	*
Canyon Capital Arbitrage Master Fund Ltd.(4)	$6,900,000	7.67%	154,155	*
Canyon Value Realization Fund, L.P. (4)	$3,450,000	3.83%	77,077	*
Canyon Value Realization MAC 18, Ltd. (4)	$1,380,000	1.53%	30,831	*
The Canyon Value Realization Fund (Cayman), Ltd. (4)	$9,430,000	10.48%	210,679	*
Alexandra Global Master Fund, Ltd.	$1,000,000	1.11%	22,341	*
DBAG London (4)	$3,000,000	3.33%	67,024	*
Deutsche Bank Securities Inc. (3)	$8,500,000	9.44%	189,901	*
UBS AG London—F/B/O HFS	$1,000,000	1.11%	22,341	*
Unnamed security holders or any future transferees, pledgees, donees or successors of or form any such unnamed security holder	$38,810,000	43.12%	867,075	2.4%

*	Less than one percent.
(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 22.3414 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the Notes, as described under “Description of the Notes—Conversion Rights.”

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 36,422,557 shares of common stock outstanding as of August 31, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.
(3)	These selling security holders have informed Sohu that they are registered broker-dealers and that they acquired the notes for investment purposes.
(4)	These selling security holders have informed Sohu that they are affiliates of a registered broker-dealer. These selling security holders have also informed Sohu that they acquired the notes and underlying shares of common stock in the ordinary course of business and, at the time of the purchase of the notes, the selling security holders did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

VOTING/INVESTMENT CONTROL TABLE

Selling Security Holder	Natural person or persons with voting or dispositive power
Calamos Market Neutral Fund—Calamos Investment Trust	Nick Calamos
Baptist Health of South Florida	Nicholas Applegate
Wyoming State Treasurer	Nicholas Applegate
San Diego City Retirement	*
Arkansas Teacher Retirement	Nicholas Applegate
San Diego County Convertible	Nicholas Applegate
Engineers Joint Pension Fund	Nicholas Applegate
Wake Forest University	Nicholas Applegate
Nicholas Applegate Capital Management Convertible Mutual Fund	Nicholas Applegate
Southern Farm Bureau Life Insurance	Ann Houlihan
Boilermakers Blacksmith Pension Trust	Ann Houlihan
Attorney’s Title Insurance Fund	Ann Houlihan
SG Cowen Securities Corp.	*
Canyon Capital Arbitrage Master Fund, Ltd.	**
Canyon Value Realization Fund, L.P.	**
Canyon Value Realization MAC 18, Ltd.	**
The Canyon Value Realization Fund (Cayman), Ltd.	**
Alexandra Global Master Fund, Ltd.	***
DBAG London	Patrick Corrigan
Deutsche Bank Securities Inc.	*
UBS AG London—F/B/O HFS	Lance Peatling

*	The security holder has informed Sohu that there is no natural person with voting or investment power over the respective notes.
**	Canyon Capital Advisors LLC is the investment advisor for Canyon Capital Arbitrage Master Fund, Ltd., Canyon Value Realization MAC 18, Ltd. and The Canyon Value Realization Fund (Cayman), Ltd., and has the power to direct investments by those companies. Canyon Capital Advisors LLC is also the general partner of Canpartners Investments III, which is the general partner of Canyon Value Realization Fund, L.P. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evensen and K. Robert Turner. Joshua S. Friedman, Mitchell R. Julis and R. Christian B. Evensen also own all of the ordinary shares of The Canyon Value Realization Fund (Cayman), Ltd., carrying full voting rights on all matters.
***	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”) serves as investment adviser to Alexandra Global Master Fund, Ltd. By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the notes and underlying shares of common stock held by Alexandra Global Master Fund, Ltd. Alexandra disclaims beneficial ownership of such securities. Mikhail A. Filimonov and Dmitri Sogoloff are managing members of Alexandra. By reason of such relationships, Messrs. Filimonov and Sogoloff may be deemed to share dispositive power or investment control over the securities held by Alexandra Global Master Fund, Ltd. Messrs. Filimonov and Sogoloff disclaim beneficial ownership of such securities.

Generally, only selling security holders identified in the foregoing Selling Security Holders table who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling security holders in an amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus.

LEGAL MATTERS

Certain legal matters regarding the notes and the common stock issuable upon conversion of the notes will be passed upon for us by Goulston & Storrs, P.C., Boston, Massachusetts, and Nixon Peabody LLP, New York, New York. Timothy B. Bancroft, a Director and shareholder of Goulston & Storrs, is our Secretary.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Sohu.com Inc. and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The descriptions concerning PRC laws and regulations and our regulatory compliance incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 into this prospectus have been so included in reliance upon the opinion of TransAsia Lawyers as experts in PRC legal matters.

The statement of direct revenues and direct expenses of the Focus Web site, a Web site formerly owned by Asia B2B Online Inc., incorporated in this prospectus by reference to the Current Reports on Forms 8-K/A filed February 6, 2004, March 2, 2004, March 15, 2004, April 22, 2004 and June 23, 2004 of Sohu.com Inc. has been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of assets to be sold and the statement of direct revenues and direct expenses of the 17173.com website, a website formerly owned by Netdragon Websoft Inc., incorporated in this prospectus by reference to the Current Reports on Forms 8-K/A filed February 9, 2004, March 15, 2004, April 22, 2004 and June 23, 2004 of Sohu.com Inc. have been so incorporated in reliance on the report of Grant Thornton, independent auditors of the 17173.com Web site, a Web site formerly owned by Netdragon Websoft Inc., given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain of our publicly-filed documents, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling security holders have sold all the notes or underlying common stock.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our Quarterly Reports on Form 10-Q/A for the quarters ended September 30, 2003 and March 31, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

•	Our Current Reports on Form 8-K filed on February 5, 2004, March 12, 2004, May 3, 2004, May 18, 2004, June 2, 2004, August 2, 2004, August 16, 2004, August 19, 2004 and September 16, 2004 and our Current Reports on Form 8-K/A filed on February 6, 2004, February 9, 2004, March 2, 2004, March 15, 2004, March 15, 2004, April 22, 2004, April 22, 2004 and June 23, 2004; and

•	The description of our stock contained in our Registration Statement on Form 8-A dated July 7, 2000 and the description of the associated preferred stock purchase rights contained in our Registration Statement on Form 8-A filed July 30, 2001.

We will furnish without charge to you, on written or oral request, a copy of any of the documents incorporated by reference herein, other than exhibits to the documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Caroline Straathof, Sohu.com Inc., 7 Jianguomen Nei Avenue, Bright China Chang An Building, Tower 2 Room 1519, Beijing, China 100005, or by telephoning us at (86-10) 6510-2160.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information, including the information incorporated by reference above, with the SEC. Investors may inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Investors may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. This information also is available at the SEC’s World Wide Web site at http://www.sec.gov.

We filed a registration statement on Form S-3 under the Securities Act of 1933 relating to the notes and common stock offered by this prospectus with the SEC in Washington, D.C. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, portions having been omitted from this prospectus in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; we refer you in each instance to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference. For further information with respect to us and the common stock offered by this prospectus, we refer investors to the registration statement, the exhibits thereto and the financial statements, notes and schedules filed as a part of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses estimated to be incurred in connection with the sale and distribution of the securities being registered. We will pay all of these expenses.

SEC registration fee	$6,680.32
Printing, engraving and mailing expenses	$1,000
Legal fees and expenses	$20,000
Accounting fees and expenses	$100,000
Miscellaneous	$0
TOTAL	$127,680.32

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits the indemnification of officers and directors in terms sufficiently broad to allow Delaware corporations such as the registrant to indemnify the officers and directors of the registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

As permitted by Delaware law, the registrant’s Sixth Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be liable to the registrant or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction form which the director derives an improper personal benefit. The effect of this provision in the Sixth Amended and Restated Certificate of Incorporation is to eliminate the rights of the registrant and its stockholders (through stockholders’ derivatives suits on behalf of the registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. These provisions will not alter the liability of directors under the Federal securities laws.

The registrant’s Sixth Amended and Restated Certificate of Incorporation also provides that the registrant shall indemnify directors of the registrant from and against all expenses, liabilities and other matters to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his capacity as a director and as to action in another capacity during his tenure as a director, and shall continue as to a person who has ceased to be a director, and shall inure to the benefit of the heirs, executors and administrators of such a person.

The registrant’s Amended and Restated Bylaws provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Amended and Restated Bylaws also provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

The Amended and Restated Bylaws also provide that to the extent a director or officer of the registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Amended and Restated Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the registrant may purchase and maintain insurance on behalf of a director or officer of the registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as against such liabilities under the Amended and Restated Bylaws.

Item 16.    Exhibits.

Exhibit Number	Description
4.1(1)	Rights Agreement, dated as of July 25, 2001, between Sohu.com Inc. and The Bank of New York, as Rights Agent

4.2(2)	Indenture, dated as of July 14, 2003, between Sohu.com Inc. and The Bank of New York

4.3(2)	Registration Rights Agreement, dated as of July 14, 2003, by and between Sohu.com Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

5.1(3)	Opinion of Goulston & Storrs, P.C.

5.2(3)	Opinion of Nixon Peabody LLP

12.1(4)	Computation of Ratio of Earnings to Fixed Charges

23.1(4)	Consent of Independent Registered Public Accounting Firm

23.2(3)	Consent of TransAsia Lawyers, PRC counsel

23.3(3)	Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)

23.4(4)	Consent of Independent Registered Public Accounting Firm

23.5(4)	Consent of Independent Registered Public Accounting Firm

23.6(3)	Consent of Nixon Peabody LLP (included in opinion filed as Exhibit 5.2)

24.1(3)	Power of Attorney (included on signature page)

25.1(3)	Statement of Eligibility of Trustee on Form T-1

(1)	Incorporated herein by reference to the registrant’s Registration Statement on Form 8-A filed on July 30, 2001.
(2)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on July 16, 2003.

(3)	Incorporated herein by reference to the registrant’s registration statement on Form S-3 (registration number 333-109270).
(4)	Filed herewith.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on this 4th day of October, 2004.

SOHU.COM INC.

By:	/s/ Carol Yu
Carol Yu Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Charles Zhang	Director, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 4, 2004

/s/ Carol Yu Carol Yu	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 4, 2004

* George Chang	Director	October 4, 2004

* Edward B. Roberts	Director	October 4, 2004

* Thomas Gurnee	Director	October 4, 2004

* Charles Huang	Director	October 4, 2004

* Mary Ma	Director	October 4, 2004

*By:	/s/ Charles Zhang
Charles Zhang Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

4.1(1)	Rights Agreement, dated as of July 25, 2001, between Sohu.com Inc. and The Bank of New York, as Rights Agent

4.2(2)	Indenture, dated as of July 14, 2003, between Sohu.com Inc. and The Bank of New York

4.3(2)	Registration Rights Agreement, dated as of July 14, 2003, by and between Sohu.com Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

5.1(3)	Opinion of Goulston & Storrs, P.C.

5.2(3)	Opinion of Nixon of Peabody LLP

12.1(4)	Computation of Ratio of Earnings to Fixed Charges

23.1(4)	Consent of Independent Registered Public Accounting Firm

23.2(3)	Consent of TransAsia Lawyers, PRC counsel

23.3(3)	Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)

23.4(4)	Consent of Independent Registered Public Accounting Firm

23.5(4)	Consent of Independent Registered Public Accounting Firm

23.6(3)	Consent of Nixon Peabody LLP (included in opinion filed as Exhibit 5.2)

24.1(3)	Power of Attorney (included on signature page)

25.1(3)	Statement of Eligibility of Trustee on Form T-1

(1)	Incorporated herein by reference to the registrant’s Registration Statement on Form 8-A filed on July 30, 2001.
(2)	Incorporated herein by reference to the registrant’s Current Report on Form 8-K filed on July 16, 2003.
(3)	Incorporated herein by reference to the registrant’s registration statement on Form S-3 (registration number 333-109270).
(4)	Filed herewith.